Exhibit 10.16

NON COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND

INTELLECTUAL PROPERTY AGREEMENT

September 8, 2009

Mr. Michael Szymanski

253 Phelps Drive

Ridgewood, NJ 07450

Dear Michael:

In consideration of your becoming employed on the date hereof by ZAIS Group, LLC (“ZAIS”) to work for Z Asset Advisors Group LLC (“ZAA”; collectively with ZAIS, the “Company”) and the payment to you of a sign-on bonus in the amount of $25,000, receipt of which is hereby acknowledged, you hereby agree with the Company as follows:

1.           Confidentiality.

(a)          During the term of your employment by the Company and thereafter, you shall retain in strict confidence, and not use for any purpose, except as permitted by this Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (this “Agreement”), all Confidential Information (as defined below). You may disclose or communicate only such Confidential Information as is reasonably required in the good faith performance of your duties as an employee of the Company or as otherwise specifically approved by the Company. You may disclose Confidential Information to the extent required pursuant to a valid order of a court or other governmental authority or under applicable law, provided that you shall give the Company written notice of such requirement to disclose Confidential Information as far in advance as possible prior to disclosure, and shall cooperate with the Company if the Company seeks to obtain a protective order with respect to such Confidential Information.

(b)          You acknowledge and agree that all materials relating to the Company and its business and operations that shall become known to you, whether or not created by you, as a consequence of your relationship with the Company shall be and remain the property of the Company, whether or not such materials constitute or contain Confidential Information, and that you shall return all copies of such materials to the Company immediately upon the termination of your employment with the Company. You further agree to comply with all provisions, to the extent applicable to you, of any confidentiality, non-disclosure or similar agreement entered into by the Company with or for the benefit of any other person or entity.

(c)          “Confidential Information” means and includes (i) all knowledge, information and material concerning the Company or any of its affliates or it or their business, operations, affairs, plans and financial condition, and (ii) all information that has been or may be disclosed to the Company by any third party under an agreement or circumstances requiring such information to be kept confidential. Confidential Information shall not include information (x) that is in the public domain other than by your breach of this Agreement or (y) is in your rightful possession from third parties having no obligation of confidentiality to the Company.

2.           Non-competition and Non-solicitation.

(a)          You acknowledge that your position with the Company places you in a special relationship and position of confidence and trust with the Company and its employees and clients, and allows you access to the Company’s proprietary trading strategies and methods. In recognition of the fact that the Company’s clients, strategies and methods were developed by the Company using its resources, and were not brought by you to the Company, you agree that during the period of your employment with the Company and thereafter for the Covenant Period (as defined below), you shall not, directly or indirectly, either for your benefit or the benefit of any other third person or entity:

(i)          engage in business as, own an interest in or provide services to, directly or indirectly, any individual proprietorship, partnership, limited liability company, corporation, joint venture, or any other form of business entity, whether as an individual proprietor, partner, shareholder, joint venturer, surety, officer, director, consultant, investment adviser, finder, broker, employee, or in any other manner whatsoever, (A) if such person or entity is engaged in whole or in part in any business in North America or Europe of the type and character engaged in and competitive with that conducted by the Company as of the date the undersigned ceases to be employed by the Company, and (B) if you are to be directly or indirectly providing services in any capacity, the services to be so provided by you are in whole or in part comparable to the services you provided to the Company; provided, however, that if your employment with the Company is terminated by the Company other than a termination “For Cause” (as defined in the Amended and Restated Operating Agreement of the Company, as from time to time in effect), the provisions of this paragraph 2(a)(i) shall not thereafter be applicable to you;

(ii)         solicit any Non-Solicitable Client (as defined below) for the purpose of selling or recommending any business or service which is competitive with the business or services of the Company, or attempt to persuade any Non-Solicitable Client to discontinue or reduce its relationship with the Company or any investment fund managed by the Company, provided that you shall not be deemed to be in violation of this clause (i) solely by virtue of your employment by or association with a person or entity that you have not established and do not control (even if such entity solicits Non-Solicitable Clients or attempts to persuade Non-Solicitable Clients to discontinue or reduce their relationship with the Company), so long as you are not engaged in or directly or indirectly in any way responsible for such solicitation or persuasion efforts; or

(iii)        employ, retain or hire or offer to employ, retain or hire any Non-Solicitable Person (as defined below), or otherwise solicit, recruit or otherwise induce or encourage a Non-Solicitable Person to discontinue his or her relationship with the Company (other than by way of a general solicitation that is not targeted at the Company or Non-Solicitable Persons.)

(b)          For purposes of this Paragraph 2:

(i)          A “Non- Solicitable Client” means any person or entity who (or whose affiliate), at the time of the relevant conduct by you referred to in clause (i) above, is a partner or investor in any investment fund managed by the Company, or was a partner or investor at any time during the immediately preceding twelve months.

(ii)         A “Non-Solicitable Person” is any person who, at the time of the relevant conduct by you referred to in clause (ii) above, is an employee of the Company or was an employee of the Company at any time during the immediately preceding twelve months.

(iii)        “Covenant Period” means the period commencing with the termination of your employment with the Company for any reason and continuing thereafter for (a) in the case of paragraph 2(a)(i) above, six months, and (b) in the case of paragraphs 2(a)(ii) and (iii) above, twelve months.

(c)          You acknowledge and agree that (i) the provisions of this Paragraph 2, including, without limitation, the duration and scope of the limitations set forth therein, are entirely reasonable and are necessary to protect the business, goodwill, clients, trading strategies and methods, trade secrets and other Confidential Information of the Company and its affiliates, (ii) that your compensation from the Company from and after the date hereof is, in part, consideration for your agreement hereunder, (iii) that you are able to support yourself during the period you are restricted under this Paragraph 2, and (iv) it is the desire and intent of you and the Company that the provisions of this Paragraph 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Paragraph 2 shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction,, the provisions of this Paragraph 2 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to modify any scope or time limitations so as to make the scope and time periods of Paragraph 2 as said court shall deem reasonable, and all other terms hereof shall remain in full force and effect, and any deletion or modification to terms as described in this paragraph shall apply only with respect to the operation of this Paragraph 2 in the particular jurisdiction in which such adjudication is made.

3.          Intellectual Property. You acknowledge and agree that all Materials (as defined below) that have been or shall be created, conceived or made by you during your employment with the Company shall be the sole and absolute property of the Company and shall be deemed “works made for hire” (as such term is defined in Section 101 of the United States Copyright Act of 1976). “Materials” means all inventions, designs, writings, suggestions, developments, discoveries, business plans, proposals, processes, formats, formulae, algorithms, computer programs and methodologies created, conceived or made by you, either solely or jointly with others and whether or not patentable or copyrightable, eligible for protection as a trademark or servicemark or otherwise entitled to protection under applicable law as intellectual property, that: (i) relate to any subject matter with which your work for Company may be concerned; (ii) relate to the business or services, or anticipated business or services, of the Company; (iii) involve the use of the time, equipment, materials or facilities of the Company; or (iv) relate to or are applicable to any phase of the Company’s business. Without limiting the foregoing, you hereby irrevocably assign to the Company all right, title and interest in and to all of the Materials. You agree that the Company shall have the unencumbered right to use and allow others to use the Materials in any manner or media now or hereafter known or invented, throughout the world in perpetuity without any obligation to you. You agree that you will execute and deliver all documents, do all things and supply all information that the Company may deem necessary or desirable to enable the Company to obtain copyright, patent, or trademark protection for any Materials anywhere in the world. To effectuate the foregoing, you hereby irrevocably appoint the Company as your agent and attorney-in-fact to execute such documents in its name and to make appropriate disposition of the Materials in accordance with this Agreement, such agency and power being an agency and power coupled with an interest.

4.          Extraordinary Relief. You acknowledge and agree that the provisions of Paragraphs 1, 2 and 3 of this Agreement are of a special and unique nature, the breach of which would cause the Company irreparable injury, and cannot adequately be compensated for in damages by an action at law. In the event of a breach or threatened breach by you of any provision of such Paragraphs, the Company shall be entitled to obtain an injunction restraining you from such actual or threatened breach, without the requirement to post a bond or other security. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies (including, without limitation, an action for damages) available for any actual or threatened breach of this Agreement, and the pursuit of any injunction or any other remedy shall not be deemed an exclusive election of such remedy. The failure of the Company at any time to require your performance of any provision of this Agreement shall in no way affect the right of the Company thereafter to enforce the same; and the waiver by the Company of a breach of any provision of Paragraphs 1, 2 or 3 hereof shall not operate or be construed as a waiver of any subsequent breach by you thereof.

5.          Choice of Law; Enforceability; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to principles of conflicts of law. Any action with respect to this Agreement shall be brought and maintained in a state or federal court of competent jurisdiction located in New Jersey. Each party hereto irrevocably consents to the personal jurisdiction of and venue in such court. EACH OF YOU AND THE COMPANY EXPRESSLY WAIVES ANY RIGHT YOU OR IT MAY HAVE TO A TRIAL BY JURY. The prevailing party in any action with respect to this Agreement shall be entitled to reimbursement from the other party for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such prevailing party.

6.          Acknowledgements; Representation. In additional to the foregoing, you acknowledge and agree that: (i) this Agreement is not, and shall not be construed as, an employment contract and (ii) that you understand that this Agreement does not create any obligation on the part of the Company to continue to employ you, and that your employment with the Company will be “at-will, “ and (iii) that the Company does not desire to acquire from you any trade secrets, know-how or confidential business information that you may have previously acquired from third parties. You represent to the Company that you are not subject to any written or oral contract or agreement with any third person or entity that prohibits or conflicts with your employment with the Company.

7.          Miscellaneous.

(a)          Your obligations under this Agreement shall survive termination of your employment by the Company and shall be binding upon your heirs, executors and personal representatives and shall inure to the benefit of the Company and its successors and assigns. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement are personal in nature and may not be assigned or transferred by you.

(b)           This Agreement constitutes the entire agreement between you and the Company with respect to the matters set forth herein. The provisions of this Agreement may not be waived, except pursuant to a writing executed by the person against whom enforcement of such waiver would be sought. This Agreement may not be modified or amended without the written consent of you and the Company. The restrictions and limitations herein regarding non-competition, non-disclosure, non-solicitation and intellectual property are in addition to and not in derogation of applicable law with respect to non-competition, non-disclosure, non-solicitation and intellectual property in general.

(c)          This Agreement may be executed in counterparts and by facsimile, each of which such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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If you are in agreement with the forgoing, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

ZAIS GROUP, LLC

	By:	/s/ Christian Zugel

Name: Christian Zugel

Title: Managing Member

ACCEPTED AND AGREED, this 8th day of September, 2009

/s/ Michael Szymanski
Michael Szymanski